UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 3, 2025 (December 8, 2024)
Healthcare Realty Trust Incorporated
(Exact name of registrant as specified in its charter)

Maryland	(Healthcare Realty Trust Incorporated)	001-35568	20-4738467
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

3310 West End Avenue, Suite 700	Nashville,	Tennessee	37203	(615)	269-8175
(Address of Principal Executive Office and Zip Code)				(Registrant’s telephone number, including area code)

www.healthcarerealty.com
(Internet address)
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	HR	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Healthcare Realty Trust Incorporated	☐	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Healthcare Realty Trust Incorporated	☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 9, 2024, Healthcare Realty Trust Incorporated (the “Company”) filed a Current Report on Form 8-K (the “Original Report”) to disclose as part of a planned transition, that John M. Bryant, Jr. would step down from his position as Executive Vice President and General Counsel on December 31, 2024 and that Andrew E. Loope would become the Company’s Executive Vice President, General Counsel, and Secretary. The Company is filing this Current Report on Form 8-K/A to amend the Original Report to disclose that, on December 31, 2024, the Company entered into a Fourth Amended and Restated Employment Agreement with Mr. Bryant relating to his service as Senior Vice President, Legal Affairs of the Company.

Mr. Bryant’s employment agreement provides that he is expected to serve in that role in the Company’s legal department through 2026. Beginning on January 1, 2025, Mr. Bryant will be paid a base salary of $450,000, be eligible for annual performance-based cash incentive bonuses that are expected to range between $450,000 and $550,000, subject to adjustment based on achievement of certain Company performance metrics. Mr. Bryant will no longer participate in the Company’s equity incentive programs. In connection with the transition, a portion of Mr. Bryant’s outstanding equity incentive awards, having a book value approximately equivalent to the amount of amortized cost accrued through the end of 2024, were vested and the remainder forfeited. The Company expects to record an immaterial gain in the fourth quarter in connection with these equity compensation vestings and forfeitures.

Mr. Bryant’s employment agreement may be terminated for a variety of reasons, including for cause, not for cause, voluntarily by Mr. Bryant, death, disability, constructively, or following a change in control. In each case, Mr. Bryant would receive all accrued salary, bonus compensation that has been awarded but not yet paid, benefits under the plans of the Company, including defined contribution or health and welfare plans, accrued vacation pay and reimbursement of appropriate business expenses.

In the case of a termination other than for cause, including a constructive termination, Mr. Bryant would receive severance compensation equal to (a) the remaining base salary to be paid through the term of the agreement plus (b) the unpaid bonus compensation with respect to the remaining term of the agreement which shall in no event be less than $500,000 per calendar year.

In the event that Mr. Bryant’s employment agreement is terminated in connection with a change-in-control, he would receive severance compensation equal to 1.5 times (a) the remaining base salary to be paid through the term of the agreement plus (b) the unpaid bonus compensation with respect to the remaining term of the agreement which shall in no event be less than $500,000 per calendar year.

The Company has agreed to indemnify Mr. Bryant for certain liabilities arising from actions taken within the scope of his employment. The employment agreement contains restrictive covenants pursuant to which Mr. Bryant has agreed not to compete with the Company during the period of employment and any period following termination of his employment during which he is receiving severance payments, except that in the event of a change-in-control of the Company, the restrictive period shall be for one year.

The foregoing description of Mr. Bryant’s employment agreement described above does not purport to be complete and is qualified in its entirety by the terms and conditions of the employment agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K, for the year ended December 31, 2024.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Healthcare Realty Trust Incorporated
Date: January 3, 2025	By:	/s/ Austen B. Helfrich
Name: Austen B. Helfrich
Title: Executive Vice President and Chief Financial Officer